g8wave

August 12, 2006

Dear Shubhro:

Thank you for taking the time to meet with me and Sherman over the course of the last several weeks. Our discussions have led us to believe that you are well-suited to drive and support g8wave's strategic expansion into India and possibly other Asian or Middle Eastern areas.

In this regard, we are very pleased to formally extend an offer to you to join g8wave as our Managing Director of India Operations on the following terms:

1. Position: You will serve in the full time position of Senior Vice President of g8wave and Managing Director (MD) of India Operations reporting to and subject to the direction of the President. Further details relating to your duties and responsibilities will be discussed between you and the President upon commencement of your employment. Your employment shall commence on the first business day following acceptance of this offer.

2. Salary: The Company will pay you a base salary at the rate of $190,000 per year, payable in accordance with Company's standard payroll schedule for MDs.

3. Performance Bonus: The Company believes in pay for performance and, as such, you will be eligible for a bonus of up to 20% of your base salary. This bonus will be based on the Company's performance, your role in that performance and your achievement of individual goals set from time to time by the President. The individual goals for the first year of employment will be determined within the first 30 days of employment. Bonuses are generally awarded at fiscal year end.

4. Equity: Subject to approval by g8wave's Board of Directors (or its designee), you will receive an option ("Option 1") to purchase a number of shares of g8wave Common Stock equal to one percent (1%) of the Company's Common Stock outstanding on the date you commence employment and, when the Company organizes an independent, Indian subsidiary, another option ("Option 2") to purchase a number of shares equal to 5% of the independent Indian subsidiary's Common Stock outstanding immediately following its organization. The exercise price of your Option 1 and Option 2 ("Options") shares will be the fair market value of the respective common shares on the date of grant. These Options will have a 5 year term and will vest over a four year period, 25% after your first 12 months of service to the Company and the balance in monthly installments over the next 36 months of service. Vesting of your Options will be conditioned upon your continued employment with the Company as of any vesting date. Except as otherwise specified herein, your Options will be subject to the terms and conditions of any equity incentive plan under which they are issued and a stock option agreement to be entered into between you and the Company.

5. Employee Benefits: As a regular employee of the Company and in accordance with the Company's generally applicable policies and any limitations imposed by law or applicable plans, you will be eligible to receive Company-sponsored employee benefits such as paid vacation, health benefits and group insurance programs. In addition and subject to Company policies, you will be reimbursed for all reasonable and approved travel and business expenses incurred by you in connection with your employment duties and will be eligible to receive a relocation allowance not to exceed $10,000.

6. Employment Relationship: Your employment with the Company will be for no specific period of time and will be "at will", meaning that either you or the Company may terminate your employment

at any time and for any reason, with or without cause, without notice and without further benefit. As an employee, you will be required to abide by all applicable Company policies.

7. Termination and Payment and Benefits: If your employment is terminated by the Company for Cause or by you, you shall be entitled to receive only your base salary through the date of termination and any accrued but unpaid incentive payments and vacation pay. If after your first 6 months of service to the Company your employment is terminated by the Company for reasons other than for Cause, you will be eligible to receive six (6) months of continuation of salary, bonus and benefits. "Cause" will exist if you are accused of a crime involving the Company's business: have misappropriated Company monies or assets: have engaged in any act of fraud against the Company: have been convicted of a felony: have engaged in gross negligence in the performance of your duties for the Company: or are in breach of this agreement.

8. Confidentiality:

   a. *No Disclosure or Use.* During the term of your employment with the Company or at all times thereafter, you agree to hold in strictest confidence and not disclose or use in any manner, directly or indirectly, any Confidential Information of the Company and its affiliates or Confidential Information entrusted to the Company by third parties, except as required in the course of employment with the Company.

   b. *Definition.* For purposes hereof, "Confidential Information" includes, but is not limited to, proprietary information, technical data, trade secrets, product plans, products, services, customer lists, customer contacts, prospect lists and prospects, suppliers, markets, marketing information, pricing or other business information, contracts, licenses, software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, ideas, concepts, compilations of information, drawings, proposals, job notes, reports, records, and specifications, information relating to goodwill and other business information. Confidential Information includes information disclosed to you by the Company, directly or indirectly, in writing or orally, but does not include anything that becomes publicly known or is made generally available through no wrongful action or inaction of yours.

   c. *Information Disclosed Remains Property of Company*: You agree that all Confidential Information of the Company, its affiliates or third parties disclosed to you by, or acquired by you from, (i) the Company or an affiliate of the Company or (ii) a third party in the course of your employment with the Company, is and shall remain the sole and exclusive property of the Company, its affiliate or the third party, as applicable, and that you will return or, if requested by the Company, destroy all copies or other embodiments of such information on termination of your employment by the Company for any reason.

9. Covenant Not To Compete: During the course of employment or for a period of one year following termination of your employment with the Company, whether voluntarily or involuntarily, you agree that you will not, directly or indirectly, anywhere in the world, compete with the Company or seek employment with any entity that competes directly or indirectly with the Company.

10. Assignment of Inventions:

   a. *Disclosure.* You agree that you will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under you direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

b. *Assignment*. You agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all of your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 9(b) shall not apply to Developments which do not relate to and are not connected to the Company's business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice or to Developments that are not based on Confidential Information. All Developments, other than those excepted by the preceding sentence, are works made for hire and are the sole and exclusive property of the Company.

c. *Cooperation*. You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You agree to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. You further agree that, if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

11. Non-Solicitation. You agree that, for a period of 12 months immediately following the termination of your employment with the Company for any reason, whether with or without cause, you will not, directly or indirectly, solicit or take away, or attempt to solicit or take away employees of the Company, or persons who have been employees of the Company in the preceding twelve months, either for your own business or that of any other person or entity.

12. Outside Activities: While you are in the employ of the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

13. Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

14. Entire Agreement: Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and Company. This agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

15. Contingencies: This offer is contingent upon the Company confirming employment eligibility and receiving acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

I hope that you find these terms acceptable. Please indicate your agreement with these terms by signing and dating the enclosed copy of this letter and returning it to me. By signing this letter agreement you represent and warrant to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. We will hold this offer open for 10 days.

Please know that we are very excited to have you join our team and look forward to hearing from you very soon.

Sincerely,

H. Khoury

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Habib Khoury, President g8wave Inc.

I have read and accepted and agreed to the above terms of employment. Executed as ______________2006 in Boston Massachusetts.

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Shubhro Sen